Management Presentation Fourth Quarter & Full Year 2020 Results March 2, 2021

2 This presentation contains forward-looking statements. Statements in this presentation that are not historical facts, including without limitation the information under the heading "Financial Outlook" and statements about the Company’s beliefs and expectations, earnings (loss) guidance, recent business and economic trends, potential acquisitions, and estimates of amounts for redeemable noncontrolling interests and deferred acquisition consideration, constitute forward-looking statements. Words such as “estimates”, “expects”, “contemplates”, “will”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “forecasts”, “may”, “should”, and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events, if any. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following: • risks associated with international, national and regional unfavorable economic conditions that could affect the Company or its clients, including as a result of the novel coronavirus pandemic (“COVID-19”); • the effects of the outbreak of COVID-19, including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties; • an inability to realize expected benefits of the proposed redomiciliation of the Company from the federal jurisdiction of Canada to the State of Delaware (the “Redomiciliation”) and the subsequent combination of the Company’s business with the business of the subsidiaries of Stagwell Media LP (“Stagwell”) that own and operate a portfolio of marketing services companies (the “Business Combination” and, together with the Redomiciliation, the “Proposed Transactions”) or the occurrence of difficulties in connection with the Proposed Transaction; • adverse tax consequences in connection with the Proposed Transactions for the Company, its operations and its shareholders, that may differ from the expectations of the Company, including that future changes in tax law, potential increases to corporate tax rates in the United States and disagreements with the tax authorities on the Company’s determination of value and computations of its tax attributes may result in increased tax costs; • the occurrence of material Canadian federal income tax (including material “emigration tax”) as a result of the Proposed Transactions; • the impact of uncertainty associated with the Proposed Transactions on the Company’s businesses; • direct or indirect costs associated with the Proposed Transactions, which could be greater than expected; • the risk that a condition to completion of the Proposed Transactions may not be satisfied and the Proposed Transactions may not be completed; • the risk of parties challenging the Proposed Transactions or the impact of the Proposed Transactions on the Company’s debt arrangements; • the Company’s ability to attract new clients and retain existing clients; • reduction in client spending and changes in client advertising, marketing and corporate communications requirements; • financial failure of the Company’s clients; • the Company’s ability to retain and attract key employees; FORWARD LOOKING STATEMENTS & OTHER INFORMATION

3 • the Company’s ability to achieve the full amount of its stated cost saving initiatives; • the Company’s implementation of strategic initiatives; • the Company’s ability to remain in compliance with its debt agreements and the Company’s ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to redeemable noncontrolling interests and deferred acquisition consideration; • the successful completion and integration of acquisitions which complement and expand the Company’s business capabilities; and • foreign currency fluctuations. Investors should carefully consider these risk factors and the additional risk factors outlined in more detail in the Company's Annual Report on Form 10-K and in the Company’s other SEC filings. . FORWARD LOOKING STATEMENTS & OTHER INFORMATION (Cont.)

4 • Sequential revenue growth of 15.8% from the third quarter of 2020 • Organic revenue decline of 13.7% in the fourth quarter and 13.9% YTD, driven by lower spending by clients in connection with the COVID-19 pandemic • Adjusted EBITDA Margin in 2020 was 14.8%, vs. 12.3% in the prior year, an increase of 250 basis points • Net New Business wins of $29.5 million in the fourth quarter and $90.3 million in 2020 • Covenant EBITDA (LTM) of $190.1 million as of the end of the fourth quarter of 2020 versus $180.5 million as of the end of the fourth quarter of 2019, an improvement of 5.3% • Adjusted EBITDA of $177.3 million in 2020 versus $174.2 million in the prior year, an increase of 1.8%. Adjusted EBITDA Margin of 14.8% in 2020, compared with 12.3% in the prior year SUMMARY Note: See appendix for definitions of Non-GAAP Financial Measures

5 • Revenue of $328.2 million versus $382.0 million in the prior year period • Sequential revenue growth of 15.8% from the third quarter of 2020 • Organic revenue decreased by 13.7% versus the prior year period. Organic revenue was unfavorably impacted by 63 basis points from billable pass through costs • Adjusted EBITDA of $47.5 million versus $57.0 million in the prior year period, a decrease of 16.6% • Sequential Adjusted EBITDA decline of 12.0% from the third quarter of 2020, decreasing from $54.1 million to $47.5 million • Adjusted EBITDA Margin of 14.5% vs. 14.9% in the prior year, a decrease of 40 basis points • Covenant EBITDA (LTM) of $190.1 million for the fourth quarter of 2020 versus $180.5 million for the fourth quarter of 2019, an increase of 5.3% • Net new business wins of $29.5 million Note: See appendix - "Definitions of Non-GAAP Financial Measures". FORTH QUARTER 2020 FINANCIAL HIGHLIGHTS

6 • Revenue of $1.20 billion versus $1.42 billion for the prior year period • Organic revenue decreased by 13.9% versus the prior year period. Organic revenue was unfavorably impacted by 162 basis points from billable pass through costs • Adjusted EBITDA of $177.3 million versus $174.2 million for the prior year period, an increase of 1.8% • Adjusted EBITDA Margin of 14.8% vs. 12.3% in the prior year, an increase of 250 basis points • Excluding Kingsdale and Sloane, Adjusted EBITDA increased 5.2% in 2020 compared with the prior year period • Net New Business wins of $90.3 million Note: See appendix - "Definitions of Non-GAAP Financial Measures". TWELVE MONTHS 2020 FINANCIAL HIGHLIGHTS

7 (US$ in millions, except percentages) Three Months Ended December 31, Twelve Months Ended December 31, 2020 2019 % Change 2020 2019 % Change Revenue: $ 328.2 $ 382.0 (14.1) % $ 1,199.0 $ 1,415.8 (15.3) % Operating Expenses: Cost of services sold 209.0 260.7 (19.8) % 769.9 961.1 (19.9) % Office and general expenses 136.5 94.2 44.9% 341.6 328.3 4.0 % Depreciation and amortization 9.5 9.5 0.1% 36.9 38.3 (3.7) % Impairment and other losses 77.2 6.7 NM 96.4 8.6 NM Operating income (loss) (104.1) 10.9 NM (45.8) 79.5 NM Interest expense and finance charges, net (15.3) (15.7) (62.2) (64.9) Foreign exchange gain (loss) 6.3 4.3 (1.0) 8.8 Other, net (2.2) 2.2 20.5 (2.4) Income tax expense 109.5 4.0 116.6 10.3 Equity in earnings (losses) of non-consolidated affiliates (1.4) — (2.2) 0.4 Net income (loss) (226.3) (2.3) (207.2) 10.9 Net income attributable to the noncontrolling interest (7.2) (5.4) (21.8) (16.2) Accretion on and net income allocated to convertible preference shares (3.7) (3.4) (14.2) (12.3) Net loss attributable to MDC Partners Inc. common shareholders $ (237.1) $ (11.1) $ (243.2) $ (17.6) CONSOLIDATED REVENUE AND EARNINGS Note: Actuals may not foot due to rounding Note: See appendix for definitions of Non-GAAP Financial Measures

8 Organic revenue declined 13.7% in the fourth quarter and 13.9% YTD versus the prior year period. (US$ in millions, except percentages) Three Months Ended Twelve Months Ended Revenue $ % Change Revenue $ % Change December 31, 2019 $ 382.0 $ 1,415.8 Organic revenue (52.2) (13.7) % (197.5) (13.9) % Non-GAAP acquisitions (dispositions), net (4.4) (1.2) % (18.3) (1.3) % Foreign exchange impact 2.8 0.7% (1.0) (0.1) % Total Change (53.8) (14.1) % (216.8) (15.3) % December 31, 2020 $ 328.2 $ 1,199.0 REVENUE SUMMARY Note: Actuals may not foot due to rounding

REVENUE BY GEOGRAPHY AND SEGMENT [(1)]

(US$ in millions, except percentages)

	2020											
	Q1			Q2			Q3			Q4		
	Total Revenue	Total Growth	Organic Revenue Growth (Decline)	Total Revenue	Total Growth	Organic Revenue Growth (Decline)	Total Revenue	Total Growth	Organic Revenue Growth (Decline)	Total Revenue	Total Growth	Organic Revenue Growth (Decline)
United States	$ 264.6	0.6 %	1.3 %	$ 210.3	(26.1)%	(24.7)%	$ 228.3	(16.0)%	(14.5)%	$ 256.5	(13.6)%	(12.1)%
Canada	18.3	18.4 %	(1.7)%	16.6	(32.4)%	(28.9)%	20.3	(21.6)%	(20.9)%	26.8	(17.0)%	(18.4)%
North America	282.8	0.9 %	1.1 %	227.0	(26.6)%	(25.0)%	248.6	(16.5)%	(15.0)%	283.2	(13.9)%	(12.7)%
Other	44.9	3.5 %	7.6 %	32.7	(38.1)%	(34.2)%	34.9	(23.1)%	(25.4)%	44.9	(15.3)%	(19.8)%
Total	**$ 327.7**	**(0.3)%**	**2.0 %**	**$ 259.7**	**(28.3)%**	**(26.4)%**	**$ 283.4**	**(17.3)%**	**(16.4)%**	**$ 328.2**	**(14.1)%**	**(13.7)%**
Integrated Networks - Group A	$ 90.6	22.9 %	23.4 %	$ 82.7	(19.9)%	(19.2)%	$ 87.1	(12.3)%	(12.7)%	$ 119.2	2.9 %	2.3 %
Integrated Networks - Group B	117.7	(11.6)%	(11.0)%	93.4	(30.0)%	(29.0)%	112.2	(13.1)%	(12.8)%	112.3	(17.5)%	(17.7)%
Media & Data Network	41.1	(5.0)%	(4.5)%	28.6	(27.6)%	(26.7)%	33.6	(7.3)%	(7.3)%	35.8	(15.7)%	(16.1)%
All Other	78.4	(0.4)%	7.3 %	55.0	(36.1)%	(30.7)%	50.6	(35.4)%	(31.2)%	60.8	(30.6)%	(27.3)%
Total	**$ 327.7**	**(0.3)%**	**2.0 %**	**$ 259.7**	**(28.3)%**	**(26.4)%**	**$ 283.4**	**(17.3)%**	**(16.4)%**	**$ 328.2**	**(14.1)%**	**(13.7)%**

[(1)] Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups ("Networks"). In connection with our discussions with the SEC, the Company has changed the prior presentation for the Networks. Beginning in the second quarter of 2020, the Company separated the Networks into two reportable segments: Integrated Networks - Group A and Integrated Networks - Group B. Prior periods presented have been recast to reflect the change in reportable segments.

Note: Actuals may not foot due to rounding

9

REVENUE BY GEOGRAPHY AND SEGMENT [(1)]

(US$ in millions, except percentages)

	2019											
	Q1			Q2			Q3			Q4		
	Total Revenue	Total Growth	Organic Revenue Growth (Decline)	Total Revenue	Total Growth	Organic Revenue Growth (Decline)	Total Revenue	Total Growth	Organic Revenue Growth (Decline)	Total Revenue	Total Growth	Organic Revenue Growth (Decline)
United States	$ 263.0	2.5 %	(1.7)%	$ 284.7	(3.6)%	(3.8)%	$ 271.7	(8.4)%	(8.5)%	$ 296.7	(2.4)%	(2.4)%
Canada	22.4	(15.2)%	(3.8)%	24.6	(25.8)%	(5.6)%	25.9	(19.4)%	(7.0)%	32.2	(0.5)%	12.6 %
North America	285.4	0.9 %	(1.9)%	309.2	(5.8)%	(3.9)%	297.6	(9.5)%	(8.3)%	328.9	(2.2)%	(0.9)%
Other	43.4	(1.5)%	5.4 %	52.9	3.0 %	7.3 %	45.3	(3.8)%	(1.5)%	53.0	(5.4)%	(3.0)%
Total	**$ 328.8**	**0.6 %**	**(0.9)%**	**$ 362.1**	**(4.6)%**	**(2.4)%**	**$ 342.9**	**(8.8)%**	**(7.5)%**	**$ 382.0**	**(2.7)%**	**(1.2)%**
Integrated Networks - Group A	$ 73.7	(13.3)%	(12.7)%	$ 103.2	7.2 %	8.2 %	$ 99.3	(2.0)%	(1.4)%	$ 115.8	4.1 %	4.2 %
Integrated Networks - Group B	133.2	14.4 %	7.1 %	133.4	(10.3)%	(9.9)%	129.1	(11.3)%	(10.8)%	136.1	(3.3)%	(2.9)%
Media & Data Network	43.2	(4.6)%	(3.5)%	39.5	(9.2)%	(8.3)%	36.2	(21.0)%	(20.6)%	42.5	(12.5)%	(12.6)%
All Other	78.6	(1.9)%	1.6 %	86.0	(5.8)%	1.4 %	78.3	(5.8)%	(1.9)%	87.5	(4.8)%	0.8 %
Total	**$ 328.8**	**0.6 %**	**(0.9)%**	**$ 362.1**	**(4.6)%**	**(2.4)%**	**$ 342.9**	**(8.8)%**	**(7.5)%**	**$ 382.0**	**(2.7)%**	**(1.2)%**

[(1)] Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups ("Networks"). In connection with our discussions with the SEC, the Company has changed the prior presentation for the Networks. Beginning in the second quarter of 2020, the Company separated the Networks into two reportable segments: Integrated Networks - Group A and Integrated Networks - Group B. Prior periods presented have been recast to reflect the change in reportable segments.

Note: Actuals may not foot due to rounding

10

REVENUE BY GEOGRAPHY AND SEGMENT [1]

(US$ in millions, except percentages)

	Three Months Ended December 31					
	2020			2019		
	Total Revenue	Total Growth	Organic Revenue Growth (Decline)	Total Revenue	Total Growth	Organic Revenue Growth (Decline)
United States	$ 256.5	(13.6)%	(12.1)%	$ 296.7	(2.4)%	(2.4)%
Canada	26.8	(17.0)%	(18.4)%	32.2	(0.5)%	12.6 %
North America	283.3	(13.9)%	(12.7)%	328.9	(2.2)%	(0.9)%
Other	44.9	(15.3)%	(19.8)%	53.0	(5.4)%	(3.0)%
Total	**$ 328.2**	**(14.1)%**	**(13.7)%**	**$ 382.0**	**(2.7)%**	**(1.2)%**
Integrated Networks - Group A	$ 119.2	2.9 %	2.3 %	$ 115.8	4.1 %	4.2 %
Integrated Networks - Group B	112.3	(17.5)%	(17.7)%	136.1	(3.3)%	(2.9)%
Media & Data Network	35.8	(15.7)%	(16.1)%	42.5	(12.5)%	(12.6)%
All Other	60.8	(30.6)%	(27.3)%	87.5	(4.8)%	0.8 %
Total	**$ 328.2**	**(14.1)%**	**(13.7)%**	**$ 382.0**	**(2.7)%**	**(1.2)%**

[1] Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups ("Networks"). In connection with our discussions with the SEC, the Company has changed the prior presentation for the Networks. Beginning in the second quarter of 2020, the Company separated the Networks into two reportable segments: Integrated Networks - Group A and Integrated Networks - Group B. Prior periods presented have been recast to reflect the change in reportable segments.

Note: Actuals may not foot due to rounding

11

REVENUE BY GEOGRAPHY AND SEGMENT [1]

(US$ in millions, except percentages)

	Twelve Months Ended December 31,					
	2020			2019		
	Total Revenue	Total Growth	Organic Revenue Growth (Decline)	Total Revenue	Total Growth	Organic Revenue Growth (Decline)
United States	$ 959.6	(14.0)%	(12.7)%	$ 1,116.0	(3.2)%	(4.1)%
Canada	81.9	(22.0)%	(17.9)%	105.1	(15.3)%	(0.9)%
North America	1,041.6	(14.7)%	(13.2)%	1,221.1	(4.3)%	(3.8)%
Other	157.4	(19.1)%	(18.9)%	194.7	(2.0)%	1.9 %
Total	**$ 1,199.0**	**(15.3)%**	**(13.9)%**	**$ 1,415.8**	**(4.0)%**	**(3.1)%**
Integrated Networks - Group A	$ 379.6	(3.2)%	(3.2)%	$ 392.1	(0.5)%	— %
Integrated Networks - Group B	435.6	(18.1)%	(17.7)%	531.7	(3.6)%	(4.8)%
Media & Data Network	139.0	(13.9)%	(13.6)%	161.5	(11.9)%	(11.3)%
All Other	244.8	(26.0)%	(20.9)%	330.5	(4.6)%	0.5 %
Total	**$ 1,199.0**	**(15.3)%**	**(13.9)%**	**$ 1,415.8**	**(4.0)%**	**(3.1)%**

[1] Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups ("Networks"). In connection with our discussions with the SEC, the Company has changed the prior presentation for the Networks. Beginning in the second quarter of 2020, the Company separated the Networks into two reportable segments: Integrated Networks - Group A and Integrated Networks - Group B. Prior periods presented have been recast to reflect the change in reportable segments.

Note: Actuals may not foot due to rounding

12

13 Top 10 clients made up 21.0% of revenue in 2020, a decrease from 23.4% in 2019. (Largest < 3.6%) REVENUE BY CLIENT INDUSTRY Q4 2020 QTD 2020 YTD Above 10% Consumer Products - 0% to 10% Retail, Healthcare Healthcare Below 0% Automotive, Technology, Food and Beverage, Communications, Financials, Transportation and Travel/Lodging, Other Technology, Consumer Products, Communications, Financials, Transportation and Travel/Lodging, Food and Beverage, Retail, Automotive, Other Year-over-Year Growth by CategoryQ4 2020 Mix Other 9% Food & Beverage 16% Communications 6% Retail 12% Consumer Products 16% Healthcare 9% Financials 8% Technology 16% Automotive 5% Transportation and Travel/Lodging 3%

14 ADJUSTED EBITDA (1) (US$ in millions, except percentages) % Change 2019 2020 Q4 2020 vs. Q4 2019 Q4 Q1 Q2 Q3 Q4 Integrated Networks - Group A 31.7 16.3 17.2 21.0 25.3 (20.2) % Integrated Networks - Group B 19.5 17.1 16.4 29.6 21.2 8.7 % Media & Data Network 5.4 1.8 0.9 3.0 4.0 (25.9) % All Other 10.7 9.9 6.9 7.1 6.8 (36.4) % Corporate Group (10.1) (5.6) (5.2) (6.7) (9.7) (4.0) % Adjusted EBITDA (2) $ 57.0 $ 39.6 $ 36.2 $ 54.1 $ 47.5 (16.6) % Adjusted EBITDA margin 14.9% 12.1% 13.9% 19.1% 14.5% (1) Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups (“Networks”). In connection with our discussions with the SEC, the Company has changed the prior presentation for the Networks. Beginning in the second quarter of 2020, the Company separated the Networks into two reportable segments: Integrated Networks - Group A and Integrated Networks - Group B. Prior periods presented have been recast to reflect the change in reportable segments. (2)Adjusted EBITDA is a non-GAAP financial measure. See appendix for the definition. Note: Actuals may not foot due to rounding.

15 ADJUSTED EBITDA (1) (US$ in millions, except percentages) Twelve Months Ended December 31, 2020 2019 % Change Integrated Networks - Group A 79.8 74.8 6.7 % Integrated Networks - Group B 84.3 84.6 (0.4) % Media & Data Network 9.7 7.7 26.0 % All Other 30.8 37.6 (18.1) % Corporate Group (27.2) (30.6) (11.1) % Adjusted EBITDA (2) $ 177.3 $ 174.2 1.8 % Adjusted EBITDA margin 14.8% 12.3% (1) Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups (“Networks”). In connection with our discussions with the SEC, the Company has changed the prior presentation for the Networks. Beginning in the second quarter of 2020, the Company separated the Networks into two reportable segments: Integrated Networks - Group A and Integrated Networks - Group B. Prior periods presented have been recast to reflect the change in reportable segments. (2)Adjusted EBITDA is a non-GAAP financial measure. See appendix for the definition. Note: Actuals may not foot due to rounding.

COVENANT EBITDA

(US$ in millions)	2020 Q1	2020 Q2	2020 Q3	2020 Q4	Covenant EBITDA (LTM) [1] Q4-2020 - LTM
Net income (loss) attributable to MDC Partners Inc. common shareholders	$ (2.4)	$ (4.1)	$ 0.4	$ (237.1)	$ (243.3)
Adjustments to reconcile to operating income (loss):					
Accretion on and net income allocated to convertible preference shares	3.4	3.5	3.7	3.7	14.3
Net income attributable to the noncontrolling interests	0.8	3.1	10.7	7.2	21.8
Equity in losses of non-consolidated affiliates	—	0.8	—	1.4	2.2
Income tax expense (benefit)	13.5	(7.9)	1.5	109.5	116.6
Interest expense and finance charges, net	15.6	15.9	15.3	15.3	62.2
Foreign exchange loss (gain)	14.8	(5.3)	(2.2)	(6.3)	1.0
Other income, net	(16.3)	(5.9)	(0.5)	2.2	(20.5)
Operating income (loss)	29.3	0.1	28.9	(104.1)	(45.8)
Adjustments to reconcile to Adjusted EBITDA:					
Depreciation and amortization	9.2	8.9	9.3	9.5	36.9
Impairment and other losses	0.2	18.8	0.2	77.2	96.4
Stock-based compensation	3.1	1.0	6.5	3.6	14.2
Deferred acquisition consideration adjustments	(4.6)	2.3	2.8	41.7	42.2
Distributions from non-consolidated affiliates	—	1.1	0.2	0.9	2.2
Other items, net [2]	2.4	3.9	6.2	18.7	31.2
Adjusted EBITDA	39.6	36.2	54.1	47.5	177.3
Adjustments to reconcile to Covenant EBITDA:					
Proforma dispositions [3]	(0.1)	—	—	—	(0.1)
Severance due to eliminated positions	2.1	5.2	2.3	2.0	11.7
Other adjustments, net [4]	0.4	0.2	0.1	0.6	1.2
	$ 41.9	$ 41.6	$ 56.5	$ 50.1	$ 190.1

[1] Covenant EBITDA is a measure that includes pro forma adjustments for acquisitions, one-time charges, permitted dispositions and other adjustments, as defined in the Company's Credit Agreement. Covenant EBITDA is calculated as the aggregate of operating results for the rolling last twelve months (LTM). Each quarter is presented to provide the information utilized to calculate Covenant EBITDA. Historical Covenant EBITDA may be re-casted in the current period for any proforma adjustments related to acquisitions and/or dispositions in the current period. See "Non-GAAP Financial Measures" herein.
[2] Other items, net includes items such as severance expense, other restructuring expenses and costs associated with the Company's strategic review process.
[3] Represents Kingsdale and Sloane EBITDA for the respective period.
[4] Other adjustments, net primarily includes one-time professional fees and costs associated with real estate consolidation.
Note: Actuals may not foot due to rounding.

16

COVENANT **EBITDA**

(US$ in millions)	2019 Q1	2019 Q2	2019 Q3	2019 Q4	Covenant EBITDA (LTM) [1] Q4-2019 - LTM
Net income (loss) attributable to MDC Partners Inc. common shareholders	$ (2.5)	$ 1.0	$ (5.1)	$ (11.1)	$ (17.6)
Adjustments to reconcile to operating income:					
Accretion on and net income allocated to convertible preference shares	2.4	3.2	3.3	3.4	12.3
Net income attributable to the noncontrolling interests	0.4	3.0	7.3	5.4	16.2
Equity in (earnings) of non-consolidated affiliates	(0.1)	(0.2)	(0.1)	—	(0.4)
Income tax expense	0.7	2.1	3.5	4.0	10.3
Interest expense and finance charges, net	16.8	16.4	16.1	15.7	64.9
Foreign exchange loss (gain)	(5.4)	(2.9)	4.0	(4.3)	(8.8)
Other income, net	3.4	0.7	0.4	(2.2)	2.4
Operating income	15.7	23.4	29.4	10.9	79.5
Adjustments to reconcile to Adjusted EBITDA:					
Depreciation and amortization	8.8	10.7	9.4	9.5	38.3
Impairment and other losses	—	—	1.9	6.7	8.6
Stock-based compensation	3.0	3.6	6.0	18.4	31.0
Deferred acquisition consideration adjustments	(7.6)	2.1	1.9	9.0	5.4
Distributions from non-consolidated affiliates	—	—	(0.2)	2.2	2.0
Other items, net [2]	1.6	6.6	0.7	0.3	9.3
Adjusted EBITDA	21.5	46.4	49.2	57.0	174.2
Adjustments to reconcile to Covenant EBITDA:					
Proforma acquisitions/dispositions [3]	(2.7)	(0.7)	(1.0)	(1.3)	(5.7)
Severance due to eliminated positions	1.5	2.3	2.0	3.2	9.1
Other adjustments, net [3]	1.4	1.0	0.2	0.4	3.0
	$ 21.7	**$ 49.0**	**$ 50.4**	**$ 59.3**	**$ 180.5**

[1] Covenant EBITDA is a measure that includes pro forma adjustments for acquisitions, one-time charges, permitted dispositions and other adjustments, as defined in the Company's Credit Agreement. Covenant EBITDA is calculated as the aggregate of operating results for the rolling last twelve months (LTM). Each quarter is presented to provide the information utilized to calculate Covenant EBITDA. Historical Covenant EBITDA may be re-casted in the current period for any proforma adjustments related to acquisitions and/or dispositions in the current period. See "Non-GAAP Financial Measures" herein.
[2] Other items, net includes items such as severance expense, other restructuring expenses and costs associated with the Company's strategic review process.
[3] Represents Kingsdale EBITDA for the respective period.
[4] Other adjustments, net primarily includes one-time professional fees and costs associated with real estate consolidation.
Note: Actuals may not foot due to rounding.

17

18 SUMMARY OF CASH FLOW (US$ in millions) Twelve Months Ended December 31, 2020 2019 Net cash provided by operating activities $ 32.6 $ 86.5 Net cash provided by (used in) investing activities (8.3) 0.1 Net cash used in financing activities (73.4) (11.7) Effect of exchange rate changes on cash, cash equivalents, and cash held in trusts 3.0 — Net increase (decrease) in cash, and cash equivalents $ (46.2) $ 74.9 Change in cash and cash equivalents held in trusts classified within held for sale — (3.3) Change in cash and cash equivalents classified within assets held for sale — 4.4 Net increase (decrease) in cash and cash equivalents (46.2) 76.1 Cash and cash equivalents at beginning of period 106.9 30.9 Cash and cash equivalents at end of period $ 60.8 $ 106.9 Supplemental disclosures: Cash income taxes paid $ 7.9 $ 2.3 Cash interest paid $ 57.8 $ 62.2 Note: Actuals may not foot due to rounding.

19 2021 FINANCIAL OUTLOOK 2020 Outlook Commentary* Organic Revenue Growth We expect approximately 7 to 9% growth in organic revenue. Foreign Exchange Impact, net No estimated impact at this time. Impact of Non-GAAP Acquisitions (Dispositions), net Our current expectations are that the impact of acquisitions, net of disposition activity, will have no material impact on revenue. Adjusted EBITDA The Company expects to complete fiscal year 2021 with approximately $190 million to $200 million of Adjusted EBITDA, approximately 7 to 13% above prior year. * The Company has excluded a quantitative reconciliation with respect to the Company’s 2020 guidance under the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of Regulation S-K See "Non-GAAP Financial Measures" below for additional information. 2021 Outlook Commentary*

20 APPENDIX

REVENUE TRENDING SCHEDULE

(US$ in thousands, except percentages)

	2018					2019					2020				
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Revenue															
United States	$ 256,524	$ 295,268	$ 296,544	$ 304,063	$ 1,152,399	$ 263,017	$ 284,659	$ 271,671	$ 296,698	$ 1,116,045	$ 264,561	$ 210,342	$ 228,256	$ 256,477	$ 959,636
Canada	26,379	33,086	32,132	32,404	124,001	22,378	24,564	25,895	32,230	105,067	18,256	16,609	20,299	26,766	81,930
North America	282,903	328,354	328,676	336,467	1,276,400	285,395	309,223	297,566	328,928	1,221,112	282,817	226,951	248,555	283,243	1,041,566
Other	44,065	51,389	47,154	56,080	198,688	43,396	52,907	45,341	53,047	194,691	44,925	32,727	34,868	44,925	157,445
Total	**$ 326,968**	**$ 379,743**	**$ 375,830**	**$ 392,547**	**$ 1,475,088**	**$ 328,791**	**$ 362,130**	**$ 342,907**	**$ 381,975**	**$ 1,415,803**	**$ 327,742**	**$ 259,678**	**$ 283,423**	**$ 328,168**	**$ 1,199,011**
% of Revenue															
United States	78.5 %	77.8 %	79.0 %	77.4 %	78.1 %	80.0 %	78.6 %	79.2 %	77.7 %	78.8 %	80.7 %	81.0 %	80.5 %	78.2 %	80.1 %
Canada	8.1 %	8.7 %	8.5 %	8.2 %	8.4 %	6.8 %	6.8 %	7.6 %	8.4 %	7.4 %	5.6 %	6.4 %	7.2 %	8.2 %	6.8 %
North America	86.6 %	86.5 %	87.5 %	85.7 %	86.5 %	86.8 %	85.4 %	86.8 %	86.1 %	86.2 %	86.3 %	87.4 %	87.7 %	86.4 %	86.9 %
Other	13.4 %	13.5 %	12.5 %	14.3 %	13.5 %	13.2 %	14.6 %	13.2 %	13.9 %	13.8 %	13.7 %	12.6 %	12.3 %	13.6 %	13.1 %
Total	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**	**100.0 %**
Total Growth %															
United States	(6.6)%	(3.0)%	2.4 %	0.4 %	(1.6)%	2.5 %	(3.6)%	(8.4)%	(2.4)%	(3.2)%	0.6 %	(26.1)%	(16.0)%	(13.6)%	(14.0)%
Canada	(0.3)%	8.2 %	2.3 %	(6.4)%	0.7 %	(15.2)%	(25.8)%	(19.4)%	(0.5)%	(15.3)%	(18.4)%	(32.4)%	(21.6)%	(17.0)%	(22.0)%
North America	(6.1)%	(2.0)%	2.4 %	(0.3)%	(1.4)%	0.9 %	(5.8)%	(9.5)%	(2.2)%	(4.3)%	(0.9)%	(26.6)%	(16.5)%	(13.9)%	(14.7)%
Other	1.2 %	(7.4)%	(13.8)%	(12.7)%	(8.8)%	(1.5)%	3.0 %	(3.8)%	(5.4)%	(2.0)%	3.5 %	(38.1)%	(23.1)%	(15.3)%	(19.1)%
Total	**(5.1)%**	**(2.8)%**	**0.0 %**	**(2.3)%**	**(2.5)%**	**0.6 %**	**(4.6)%**	**(8.8)%**	**(2.7)%**	**(4.0)%**	**(0.3)%**	**(28.3)%**	**(17.3)%**	**(14.1)%**	**(15.3)%**
Organic Revenue Growth (Decline) %															
United States	(1.8)%	(2.1)%	0.7 %	(1.2)%	(1.1)%	(1.7)%	(3.8)%	(8.5)%	(2.4)%	(4.1)%	1.3 %	(24.7)%	(14.5)%	(12.1)%	(12.7)%
Canada	(1.1)%	(7.6)%	7.5 %	0.5 %	(0.1)%	(3.8)%	(5.6)%	(7.0)%	12.6 %	(0.9)%	(1.7)%	(28.9)%	(20.9)%	(18.4)%	(17.9)%
North America	(1.8)%	(2.6)%	1.4 %	(1.0)%	(1.0)%	(1.9)%	(3.9)%	(8.3)%	(0.9)%	(3.8)%	1.1 %	(25.0)%	(15.0)%	(12.7)%	(13.2)%
Other	19.8 %	3.7 %	2.0 %	3.3 %	6.4 %	5.4 %	7.3 %	(1.5)%	(3.0)%	1.9 %	7.6 %	(34.2)%	(25.4)%	(19.8)%	(18.9)%
Total	**1.0 %**	**(1.7)%**	**1.5 %**	**(0.3)%**	**0.1 %**	**(0.9)%**	**(2.4)%**	**(7.5)%**	**(1.2)%**	**(3.1)%**	**2.0 %**	**(26.4)%**	**(16.4)%**	**(13.7)%**	**(13.9)%**
Growth % from Foreign Exchange															
United States	0.0 %	0.0 %	0.0 %	0.0 %	0.0 %	0.0 %	0.0 %	0.0 %	0.0 %	(0.0)%	0.0 %	(0.0)%	0.0 %	0.0 %	0.0 %
Canada	4.3 %	4.0 %	(4.3)%	(3.8)%	(0.2)%	(4.7)%	(3.4)%	(1.1)%	1.0 %	(1.9)%	(0.1)%	(3.4)%	(0.7)%	1.4 %	(0.6)%
North America	0.4 %	0.4 %	(0.4)%	(0.4)%	0.0 %	(0.4)%	(0.3)%	(0.1)%	0.1 %	(0.2)%	0.0 %	(0.3)%	(0.1)%	0.1 %	0.0 %
Other	10.0 %	3.4 %	(5.1)%	(5.6)%	(0.1)%	(8.8)%	(5.9)%	(4.3)%	(2.4)%	(5.2)%	(4.1)%	(3.9)%	2.3 %	4.5 %	(0.2)%
Total	**1.6 %**	**0.8 %**	**(1.1)%**	**(1.2)%**	**0.0 %**	**(1.6)%**	**(1.1)%**	**(0.6)%**	**(0.3)%**	**(0.9)%**	**(0.5)%**	**(0.8)%**	**0.3 %**	**0.7 %**	**(0.1)%**
Growth % from Acquisitions (Dispositions), net															
United States	(1.5)%	1.1 %	2.3 %	2.9 %	1.2 %	4.2 %	0.2 %	0.1 %	(0.1)%	1.0 %	(0.8)%	(1.4)%	(1.5)%	(1.5)%	(1.3)%
Canada	0.0 %	0.0 %	0.0 %	0.0 %	0.0 %	(6.6)%	(16.8)%	(11.3)%	(14.1)%	(12.5)%	(16.6)%	0.0 %	0.0 %	0.0 %	(3.5)%
North America	(1.4)%	1.0 %	2.1 %	2.6 %	1.1 %	3.2 %	(1.5)%	(1.0)%	(1.4)%	(0.3)%	(2.0)%	(1.3)%	(1.4)%	(1.4)%	(1.5)%
Other	(2.7)%	(1.3)%	0.3 %	1.4 %	(0.4)%	1.9 %	1.6 %	1.9 %	0.0 %	1.3 %	0.0 %	0.0 %	0.0 %	0.0 %	0.0 %
Total	**(1.5)%**	**0.6 %**	**1.8 %**	**2.4 %**	**0.9 %**	**3.0 %**	**(1.1)%**	**(0.6)%**	**(1.2)%**	**(0.1)%**	**(1.7)%**	**(1.1)%**	**(1.2)%**	**(1.2)%**	**(1.3)%**

Note: See appendix - "Definitions of Non-GAAP Financial Measures".

Note: Actuals may not foot due to rounding

21

ADJUSTED EBITDA TRENDING SCHEDULE

(US$ in thousands, except percentages)

	2018					2019					2020				
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
PARTNER FIRMS															
Revenue	$326,968	$379,743	$375,830	$392,547	$1,475,088	$328,791	$362,130	$342,907	$381,975	$1,415,803	$327,742	$259,678	$283,423	$328,168	$1,199,011
Operating income (loss)	(561)	43,912	20,642	(7,402)	56,591	20,504	40,073	38,532	26,119	125,228	37,667	11,921	43,651	(75,106)	18,133
Depreciation and amortization	12,151	11,543	10,935	10,805	45,434	8,621	10,442	9,176	9,222	37,461	8,974	8,663	9,133	8,755	35,525
Impairment and other losses	—	—	21,008	63,879	84,887	—	—	1,944	5,808	7,752	161	17,710	159	77,240	95,270
Stock-based compensation	3,789	4,382	4,622	964	13,757	4,545	2,442	5,193	16,980	29,160	2,928	763	5,038	2,468	11,197
Deferred acquisition consideration adjustments	2,586	(5,067)	11,003	(8,979)	(457)	(7,643)	2,073	1,943	9,030	5,403	(4,600)	2,312	2,803	41,672	42,187
Distributions from non-consolidated affiliates	—	—	—	—	—	—	—	(250)	—	(250)	—	—	—	—	—
Other items, net	—	—	—	—	—	—	—	—	—	—	—	—	—	2,240	2,240
Adjusted EBITDA [1]	**$ 17,965**	**$ 54,770**	**$ 68,210**	**$ 59,267**	**$ 200,212**	**$ 26,027**	**$ 55,030**	**$ 56,538**	**$ 67,159**	**$ 204,754**	**$ 45,130**	**$ 41,369**	**$ 60,784**	**$ 57,269**	**$ 204,552**
CORPORATE GROUP															
Revenue	—	—	—	—	—	—	—	—	—	—	$ —	$ —	$ —	—	—
Operating loss	(14,072)	(13,140)	(18,024)	(9,921)	(55,157)	(4,823)	(16,631)	(9,111)	(15,203)	(45,768)	(8,338)	(11,823)	(14,762)	(28,967)	(63,890)
Depreciation and amortization	224	160	199	179	762	217	221	192	238	868	232	236	199	713	1,380
Impairment and other losses	2,317	—	—	—	2,317	—	—	—	847	847	—	1,129	—	—	1,129
Stock-based compensation	1,248	1,221	1,620	570	4,659	(1,573)	1,192	833	1,428	1,880	142	276	1,421	1,143	2,982
Distributions from non-consolidated affiliates	20	11	478	270	779	—	31	48	2,219	2,298	(14)	1,079	208	902	2,175
Other items, net	122	(68)	7,346	479	7,879	1,626	6,594	705	349	9,274	2,416	3,895	6,208	16,485	29,004
Adjusted EBITDA [1]	**$ (10,141)**	**$ (11,816)**	**$ (8,381)**	**$ (8,423)**	**$ (38,761)**	**$ (4,553)**	**$ (8,593)**	**$ (7,333)**	**$ (10,122)**	**$ (30,601)**	**$ (5,562)**	**$ (5,208)**	**$ (6,726)**	**$ (9,724)**	**$ (27,220)**
TOTAL															
Revenue	$326,968	$379,743	$375,830	$392,547	$1,475,088	$328,791	$362,130	$342,907	$381,975	$1,415,803	$327,742	$259,678	$283,423	$328,168	$1,199,011
Operating income (loss)	(14,633)	30,772	2,618	(17,323)	1,434	15,681	23,442	29,421	10,916	79,460	29,329	98	28,889	(104,073)	(45,757)
Depreciation and amortization	12,375	11,703	11,134	10,984	46,196	8,838	10,663	9,368	9,460	38,329	9,206	8,899	9,332	9,468	36,905
Impairment and other losses	2,317	—	21,008	63,879	87,204	—	—	1,944	6,655	8,599	161	18,839	159	77,240	96,399
Stock-based compensation	5,037	5,603	6,242	1,534	18,416	2,972	3,634	6,026	18,408	31,040	3,070	1,039	6,459	3,611	14,179
Deferred acquisition consideration adjustments	2,586	(5,067)	11,003	(8,979)	(457)	(7,643)	2,073	1,943	9,030	5,403	(4,600)	2,312	2,803	41,672	42,187
Distributions from non-consolidated affiliates	20	11	478	270	779	—	31	(202)	2,219	2,048	(14)	1,079	208	902	2,175
Other items, net	122	(68)	7,346	479	7,879	1,626	6,594	705	349	9,274	2,416	3,895	6,208	18,725	31,244
Adjusted EBITDA [1]	**$ 7,824**	**$ 42,954**	**$ 59,829**	**$ 50,844**	**$ 161,451**	**$ 21,474**	**$ 46,437**	**$ 49,205**	**$ 57,037**	**$ 174,153**	**$ 39,568**	**$ 36,161**	**$ 54,058**	**$ 47,545**	**$ 177,332**

[1] Adjusted EBITDA is a non-GAAP financial measure. See appendix for the definition.
Note: Actuals may not foot due to rounding

22

RECONCILIATIONS

	2019 Q1	2019 Q2	2019 Q3	2019 Q4	2019 YTD	2020 Q1	2020 Q2	2020 Q3	2020 Q4	2020 YTD
NON-GAAP ACQUISITIONS (DISPOSITIONS), NET										
GAAP revenue from current year acquisitions	$ —	$ 698	$ 1,347	$ 1,396	$ 3,441	$ —	$ —	$ —	$ —	$ —
GAAP revenue from prior year acquisitions [1]	15,685	1,519	1,109	291	18,604	—	—	—	—	—
Foreign exchange impact	—	—	470	(248)	222	(248)	—	—	—	(248)
Contribution to organic revenue [2]	(4,008)	(440)	(2,185)	(1,694)	(8,327)	(411)	—	—	—	(411)
Prior year revenue from dispositions [3]	(1,825)	(5,995)	(3,178)	(4,505)	(15,503)	(5,024)	(4,106)	(4,076)	(4,447)	(17,653)
Non-GAAP acquisitions (dispositions), net	**$ 9,852**	**$ (4,218)**	**$ (2,437)**	**$ (4,760)**	**$ (1,563)**	**$ (5,683)**	**$ (4,106)**	**$ (4,076)**	**$ (4,447)**	**$ (18,312)**
OTHER ITEMS, NET										
Severance and other restructuring expenses	$ —	$ 6,703	$ 705	$ —	$ 7,408	$ 1,334	$ 2,969	$ 3,270	$ 1,072	$ 8,645
Strategic review process costs	1,626	(109)	—	349	1,866	1,082	926	2,938	17,653	22,599
Total other items, net	**$ 1,626**	**$ 6,594**	**$ 705**	**$ 349**	**$ 9,274**	**$ 2,416**	**$ 3,895**	**$ 6,208**	**$ 18,725**	**$ 31,244**
CASH INTEREST, NET & OTHER										
Cash interest paid	$ (1,629)	$ (30,014)	$ (882)	$ (29,698)	$ (62,223)	$ (145)	$ (28,591)	$ (575)	$ (28,441)	$ (57,752)
Bond interest accrual adjustment	(14,625)	14,625	(14,625)	14,625	—	(14,625)	13,894	(14,035)	14,376	(390)
Adjusted cash interest paid	(16,254)	(15,389)	(15,507)	(15,073)	(62,223)	(14,770)	(14,697)	(14,610)	(14,065)	(58,142)
Interest income	149	138	165	162	614	114	190	114	99	517
Total cash interest, net & other	**$ (16,105)**	**$ (15,251)**	**$ (15,342)**	**$ (14,911)**	**$ (61,609)**	**$ (14,656)**	**$ (14,507)**	**$ (14,496)**	**$ (13,966)**	**$ (57,625)**
CAPITAL EXPENDITURES, NET										
Capital expenditures	**$ (3,606)**	**$ (4,317)**	**$ (5,863)**	**$ (4,810)**	**$ (18,596)**	**$ (1,546)**	**$ (2,144)**	**$ (24,187)**	**$ (9,426)**	**$ (37,303)**
MISCELLANEOUS OTHER DISCLOSURES										
Net income attributable to the noncontrolling interests	$ 429	$ 3,043	$ 7,265	$ 5,419	$ 16,156	$ 791	$ 3,101	$ 10,728	$ 7,154	$ 21,774
Cash taxes	$ 1,677	$ 1,817	$ 137	$ (1,335)	$ 2,296	$ 849	$ 1,717	$ 134	$ 5,246	$ 7,946

[1] GAAP revenue from prior year acquisitions for 2019 relates to acquisitions which occurred in 2018.
[2] Contributions to organic revenue growth (decline) represents the change in revenue, measured on a constant currency basis, relative to the comparable pre-acquisition period for acquired businesses that is included in the Company's organic revenue growth (decline) calculation.
[3] Prior year revenue from dispositions reflects the incremental impact on revenue for the comparable period after the Company's disposition of such disposed business, plus revenue from each business disposed of by the Company in the previous year through the twelve month anniversary of the disposition.
Note: Actuals may not foot due to rounding.

23

24 AVAILABLE LIQUIDITY (US$ in millions) December 31, 2020 December 31, 2019 Commitment Under Facility $ 211.5 $ 250.0 Drawn — — Undrawn Letters of Credit 18.7 4.8 Undrawn Commitments Under Facility(1) $ 192.8 $ 245.2 Total Cash & Cash Equivalents 60.8 106.9 Liquidity $ 253.6 $ 352.1 (1) Subject to available borrowings under the Credit Facility. Note: Actuals may not foot due to rounding

25 CURRENT CREDIT PICTURE Current Debt Maturity Profile (5)$211.5 million Credit Facility Covenants (1) (US$ in millions) December 31, 2020 Covenants I. Total Senior Leverage Ratio (0.02) Maximum per covenant 2.00 II. Total Leverage Ratio 4.42 Maximum per covenant 6.25 III. Fixed Charges Ratio 2.52 Minimum per covenant 1.00 IV. Covenant EBITDA (2) $190.1 Minimum per covenant $120.0 Debt Calculation Total Senior Leverage, net (3) $(3.1) Net Debt (4) $840.1 (1) These ratios and measures are not based on generally accepted accounting principles and are not presented as alternatives measures of operating performance or liquidity. Some of these ratios and measures include, among other things, pro forma adjustments for acquisitions, one-time charges, and other items, as defined in the Credit Agreement. They are presented here to demonstrate compliance with the covenants in the Credit Agreement, as non-compliance with such covenants could have a material adverse effect on the Company. (2) Covenant EBITDA is a measure that includes pro forma adjustments for acquisitions, one-time charges, and other items, as defined in the Credit Agreement. (3) Total Senior Leverage is a measure that includes borrowings under the Credit Agreement, outstanding letters of credit, less cash held in depository accounts, as defined in the Credit Agreement (4) Net Debt is a measure that includes borrowings under the Credit Agreement, the Senior Notes, other outstanding debt and letters of credit, less cash held in depository accounts, as defined in the Credit Agreement. Net Debt does not include Deferred Acquisition Consideration with the exception of certain fixed components ($0.3 million as of December 31, 2020), and it does not include minority interest. (5) Based on borrowings as of December 31, 2020. Excludes letters of credit, and Deferred Acquisition Consideration. Note: Actuals may not foot due to rounding

26 DEFINITION OF NON-GAAP FINANCIAL MEASURES In addition to its reported results, MDC Partners has included in its earnings release and supplemental management presentation certain financial results that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's results. Such non-GAAP financial measures include the following: Organic Revenue: Organic Revenue: “Organic revenue growth” and “organic revenue decline” refer to the positive or negative results, respectively, of subtracting both the foreign exchange and acquisition (disposition) components from total revenue growth. The acquisition (disposition) component is calculated by aggregating prior period revenue for any acquired businesses, less the prior period revenue of any businesses that were disposed of during the current period. The organic revenue growth (decline) component reflects the constant currency impact of (a) the change in revenue of the partner firms which the Company has held throughout each of the comparable periods presented, and (b) “non- GAAP acquisitions (dispositions), net”. Non-GAAP acquisitions (dispositions), net consists of (i) for acquisitions during the current year, the revenue effect from such acquisitions as if the acquisition had been owned during the equivalent period in the prior year and (ii) for acquisitions during the previous year, the revenue effect from such acquisitions as if they had been owned during that entire year (or same period as the current reportable period), taking into account their respective pre-acquisition revenues for the applicable periods, and (iii) for dispositions, the revenue effect from such dispositions as if they had been disposed of during the equivalent period in the prior year. Net New Business: Estimate of annualized revenue for new wins less annualized revenue for losses incurred in the period. Adjusted EBITDA: Adjusted EBITDA is a non-GAAP financial measure that represents Net income (loss) attributable to MDC Partners Inc. common shareholders plus or minus adjustments to operating income (loss) plus depreciation and amortization, stock-based compensation, deferred acquisition consideration adjustments, distributions from non-consolidated affiliates, and other items, net which includes items such as severance expense and other restructuring expenses, including costs for leases that will either be terminated or sublet in connection with the centralization of our New York real estate portfolio. Covenant EBITDA: Covenant EBITDA is a measure that includes pro forma adjustments for acquisitions, one-time charges, permitted dispositions and other items, as defined in the Credit Agreement. We believe that the presentation of Covenant EBITDA is useful to investors as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. In addition, the presentation of Covenant EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Credit Agreement. Included in the Company’s earnings release and supplemental management presentation are tables reconciling MDC Partners’ reported results to arrive at certain of these non-GAAP financial measures.

MDC Partners One World Trade Center, Floor 65 New York, NY 10007 646-429-1800 www.mdc-partners.com